Prospectus Supplement To Prospectus Dated July 23, 1997

                                  $150,000,000

                   [GRAPHIC OMITTED] Anheuser-Busch Companies

                        5.75% Notes due January 15, 2011

                            -----------------------

     Anheuser-Busch will pay interest on the Notes on January 15 and July 15 of each year. The first such payment will be made on July 15, 1999. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

     Anheuser-Busch will have the right to redeem all or any part of the Notes on or after January 15, 2006. If we do so, the redemption price will be 100% of the principal amount of the Notes we redeem plus accrued and unpaid interest.

     We do not plan to list the Notes on any national securities exchange.

                            -----------------------

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            -----------------------


                                             Per Note          Total
                                             --------          -----

  Initial public offering price ............  99.823%      $ 149,734,500
  Underwriting discount ....................   0.675%      $   1,012,500
  Proceeds, before expenses,
   to Anheuser-Busch .......................  99.148%      $ 148,722,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from January 19, 1999 and must be paid by the purchaser if the Notes are delivered after January 19, 1999.

                            -----------------------

     The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on January 19, 1999.

Goldman, Sachs & Co.
                                J.P. Morgan & Co.
                                                        Warburg Dillon Read LLC

Chase Securities Inc.                                Morgan Stanley Dean Witter
                             NationsBanc Montgomery
                                 Securities LLC
                            -----------------------

                  Prospectus Supplement dated January 13, 1999.

                                    THE NOTES

     We will issue the Notes under an Indenture dated as of August 1, 1995 (the "Indenture") between us and The Chase Manhattan Bank, as Trustee. Information about the Indenture is in the Prospectus under "Description of Debt Securities".

     The interest rate on the Notes will be 5.75% per annum, accruing from January 19, 1999. We will pay interest on January 15 and July 15, starting July 15, 1999. We will pay interest to the persons in whose names the Notes are registered at the close of business on the January 1 or July 1 preceding the payment date.

     We will issue the Notes in book-entry form, as a single Note registered in the name of the nominee of The Depository Trust Company, which will act as Depositary, or in the name of the Depositary. Beneficial interests in book-entry Notes will be shown on, and transfers thereof will be made only through, records maintained by the Depositary and its participants. Except as described in the Prospectus under "Book-Entry Securities", owners of beneficial interests in a global Note will not be entitled to receive physical delivery of certificates for the Notes.

     We will have the right to redeem all or any part of the Notes at any time on or after January 15, 2006. If we do so, the redemption price will be 100% of the principal amount of the Notes we redeem plus accrued and unpaid interest. You will not have the right to require us to redeem the Notes before the scheduled maturity (January 15, 2011). We are not required to make any sinking fund payments.

     We may elect to issue additional Debt Securities under the Indenture which would be considered part of the same issue as the Notes. If we do so, those securities would have the same interest rate as the Notes (which would accrue from the same date), the same maturity date and the same payment terms as the Notes.

                                  UNDERWRITING

     The Company and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a terms agreement with respect to the Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of Notes indicated in the following table.


           Underwriters                        Principal Amount of Notes
           ------------                        -------------------------

     Goldman, Sachs & Co. ....................     $     75,000,000
     J.P. Morgan Securities Inc. .............           26,250,000
     Warburg Dillon Read LLC .................           26,250,000
     Chase Securities Inc.....................            7,500,000
     Morgan Stanley & Co. Incorporated .......            7,500,000
     NationsBanc Montgomery Securities LLC....            7,500,000
                                                    ---------------

              Total: .........................     $    150,000,000
                                                   ================

     Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to .40% of the principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to .25% of the principal amount of the Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but that they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives of the Underwriters have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Company estimates that its share of the total expenses of the offering,
excluding  underwriting   discounts  and  commissions,   will  be  approximately
$100,000.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman, Sachs & Co., the lead managing Underwriter, and its affiliates have engaged, and expect in the future to engage, in investment banking transactions with us.

     Mr. Douglas A. Warner III, one of our directors, is the President, Chief Executive Officer and Chairman of the Board of Directors of J.P. Morgan & Co. Incorporated, the parent corporation of J.P. Morgan Securities Inc., which is one of the Underwriters. In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and certain of its affiliates have engaged, and expect in the future to engage, in investment banking or commercial banking transactions with us.

     Mr. Peter M. Flanigan, an advisory member of our board of directors, is an advisor to Warburg Dillon Read LLC, which is one of the Underwriters. Warburg Dillon Read LLC and certain of its affiliates have provided from time to time, and expect in the future to provide, investment and commercial banking services to us. They have received and will receive customary fees and commissions for these services.

     Affiliates  of  Chase   Securities  Inc.  and  of  NationsBanc   Montgomery
Securities LLC participate in our revolving credit agreement, and may provide other general financing and banking services to us from time to time.

     Morgan Stanley & Co. Incorporated and its affiliates have provided from time to time, and expect in the future to provide, investment banking services to us.

================================================================================


No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            -----------------------

                                TABLE OF CONTENTS
                              Prospectus Supplement

                                                             Page

            The Notes ....................................    S-2
            Underwriting .................................    S-2

                                  Prospectus

            Available Information.........................      2
            Incorporation of Documents by Reference.......      2
            The Company...................................      3
            Use of Proceeds...............................      3
            Description of Debt Securities ...............      3
            Book-Entry Securities ........................      9
            Plan of Distribution .........................     10
            Legal Opinion ................................     11
            Experts.......................................     11


================================================================================

                                  $150,000,000

                                 Anheuser-Busch
                                 Companies, Inc.

                                   5.75% Notes
                              due January 15, 2011

                            -----------------------

                               [GRAPHIC OMITTED]

                            -----------------------

                              Goldman, Sachs & Co.
                                J.P. Morgan & Co.
                             Warburg Dillon Read LLC
                              Chase Securities Inc.
                           Morgan Stanley Dean Witter
                      NationsBanc Montgomery Securities LLC



================================================================================